Exhibit 16.1

March 21, 2024
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549-7561
Ladies and Gentlemen:
We have read LENZ Therapeutics, Inc. statements (formally known as Graphite Bio, Inc.) included under Item 4.01 of its Form 8-K dated March 21, 2024 and have the following comments:
1.We are in agreement with the statements made in part (a) Dismissal of Independent Registered Public Accounting Firm.
2.We have no basis on which to agree or disagree with the statements made in part (b) Engagement of New Independent Registered Public Accounting Firm.
Yours truly,
/s/ Deloitte & Touche LLP
San Francisco, California